Exhibit 10
                                    AGREEMENT

             This Agreement is made and entered into as of September 19, 1997, by and between THE RANDERS GROUP INCORPORATED, a Delaware corporation ("RGI"), THERMO TERRATECH INC., a Delaware corporation ("TTT"), and THOMAS R. EURICH, MICHAEL J. KRIVITZKY, THOMAS J. McENHILL, BRUCE M. BOURDON and DAVID A. WIEGERINK (each such person, individually, an "Employee" and all such persons collectively, the "Employees").


                                   WITNESSETH:

             WHEREAS, the Employees are the executive officers and directors of RGI;

             WHEREAS, TTT is, along with its affiliates, the holder of 62.2% of the voting capital stock of RGI;

             WHEREAS, the Employees, RGI and TTT jointly desire to enter into an agreement regarding severance compensation if any Employee's employment with RGI is terminated in certain circumstances;

             NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the parties hereto, intending to be legally bound, agree as follows:

             1. Severance Payment. In the event that an Employee's employment with RGI is terminated within one year from the date of this Agreement without Cause, as defined in the first sentence of Section 3., below; or, if an Employee shall terminate his employment with RGI within one year of the date of this Agreement with Cause, as defined in the second sentence of Section 3., below (either of such terminations being referred to herein as a "First Year Termination"), in addition to any accrued wages and benefits which may be payable to Employee through the date of such termination, Employee will be entitled to severance in an amount equal to the Employee's then current annual base salary in effect immediately prior to such termination, exclusive of bonus and any other incentive compensation, less taxes and standard deductions (the "Severance Payment"). Except as required by law or by the express terms of any applicable benefit plan, all employee benefits provided to Employee and his family shall terminate as of the date of termination of his employment.

             2.   Payment of Severance Payment.  Any Severance Payment
        due to an Employee shall be paid to Employee in a twelve equal monthly installments with the first installment becoming due on the first day of the month immediately following the date of his termination, and continuing on the first day of each month thereafter until paid in full.
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             3.   Cause Defined.  For purposes of this Agreement, "Cause"
        for termination of the Employee's employment by RGI shall be deemed to exist upon (i) a good faith finding by RGI of the failure of the Employee to perform his assigned duties for RGI, a material violation of any policy established by RGI (or its affiliates) and made known to the Employee, gross insubordination, dishonesty, gross negligence or gross misconduct, or (ii) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony. "Cause" for termination of the Employee's employment by the Employee shall be deemed to exist upon (i) RGI's assignment to the Employee of duties fundamentally incompatible with the duties of the Employee as of the date of this Agreement (although
        Employee's actual title or officer and/or director status may be changed or eliminated and that alone will not be considered "Cause"); or (ii) a reduction in Employee's current base salary prior to September 1, 1998.

             4. Reciprocal Rights. In the event of a First Year Termination of any Employee, any other Employee shall have the right to voluntarily terminate his employment with RGI within the 30 days following the date of the initial First Year Termination; and, such termination of employment shall, for purposes of this Agreement and all other agreements between such other Employee, RGI and TTT, be considered to have been a First Year Termination of such Employee's employment by RGI without Cause and shall entitle such other employee to a Severance Payment as provided in
        Section 1. above.

             5. Guarantee of Payment. TTT, by executing this Agreement, absolutely, irrevocably and unconditionally guarantees to Employees the full and prompt payment of all Severance
        Payments which may become due and payable under this Agreement.

             6.   Certain Indemnification Matters.

                  6.1 TTT and RGI agree that they will not, prior to May 31, 1998, amend Section 10 of RGI's Certificate of Incorporation or Article VI of RGI's By-Laws, each as amended to date (collectively, the "Indemnification Provisions"), in any way that would adversely affect the rights of the Employee to receive indemnification thereunder. TTT further guarantees to the Employee the due and punctual payment of any and all amounts payable by RGI pursuant to the Indemnification Provisions when and as the same shall become due and payable in accordance with the terms hereof.

                  6.2 TTT agrees to indemnify and hold harmless the Employee from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal expenses for investigating or defending any actions or threatened actions)

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        incurred by Employee arising solely out of the transactions contemplated by a certain Stock Purchase Agreement of an even date herewith between RGI and TTT.

                  6.3  Notwithstanding anything to the contrary in this
        Section 6, the parties agree that the Employee shall not be entitled o indemnification, whether under the Indemnification Provisions or under Section 6.2, above, with respect to any matter for which the Employee may be liable to TTT pursuant to
        Section 6.1 of a certain Stock Purchase and Sale Agreement dated as of May 12, 1997, between TTT, RGI and certain of the Employees.

             7. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

             8. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

             9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

             10. Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

             11. Notices. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, two days after deposit with the U.S. postal authorities, certified or registered mail, return receipt requested, postage prepaid or two days after deposit with an internationally recognized air courier or express mail, charges prepaid, addressed to the address set forth immediately after their signature on this Agreement, or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

             12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. In the event litigation is maintained by a party to this Agreement against any other party to enforce this Agreement or to seek any remedy for breach,
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        then the party prevailing in such litigation shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs of suit.

             13. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

             14. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

             15. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.


             IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


        THERMO TERRATECH INC.         THE RANDERS GROUP INCORPORATED


        By: /s/ John P. Appleton      By: /s/ Emil C. Herkert
            John P. Appleton              Emil C. Herkert
            President and CEO             Chief Executive Officer



        /s/ Thomas R. Eurich          /s/ Michael J. Krivitzky
        Thomas R. Eurich              Michael J. Krivitzky

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        /s/ Thomas J. McEnhill        /s/ Bruce M. Bourdon
        Thomas J. McEnhill            Bruce M. Bourdon


        /s/ David A. Wiegerink
        David A. Wiegerink